Exhibit 99.1

Tenet Announces Private Offering of

Senior Secured Notes to Refinance $4.2 Billion in Outstanding Notes

DALLAS – August 12, 2019 – Tenet Healthcare Corporation (NYSE: THC) intends to refinance up to $4.2 billion of its currently outstanding notes by a private placement offering of $4.2 billion in aggregate principal amount of newly issued senior secured first lien notes in tranches maturing in 2026 and 2027 (the “notes”). Completion of the offering is subject to, among other things, pricing and market conditions.

Tenet intends to use the net proceeds from the sale of the notes, after payment of fees and expenses, together with cash on hand and/or any borrowings under its senior secured revolving credit facility, to fund the redemption and discharge of:

•	$500 million aggregate principal amount of its outstanding 4.750% Senior Secured Notes due 2020;

•	$1,800 million aggregate principal amount of its outstanding 6.000% Senior Secured Notes due 2020;

•	$850 million aggregate principal amount of its outstanding 4.500% Senior Secured Notes due 2021; and

•	$1,050 million outstanding aggregate principal amount of its 4.375% Senior Secured Notes due 2021.

Tenet also expects to seek an amendment to its existing senior secured revolving credit facility following the offering, which may include increasing borrowing capacity up to $1.5 billion (up from $1.0 billion) and extending the maturity date, among other changes.

The notes will be guaranteed by certain of Tenet’s subsidiaries and secured on a first lien priority basis by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries. The notes will be effectively senior to Tenet’s existing and future indebtedness secured on a more junior basis, as well as unsecured indebtedness and other liabilities, to the extent of the value of the collateral securing such borrowings.

The notes to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes will be offered only to persons reasonably believed to be “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum for the notes will be made available to such eligible persons. The offering will be conducted in accordance with the terms and subject to the conditions set forth in such offering memorandum.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tenet Healthcare

Tenet Healthcare Corporation is a national diversified healthcare services company headquartered in Dallas, with 110,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 500 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other outpatient facilities. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other customers. At the center of everything we do is a commitment to deliver the right care, in the right place, at the right time, and to continually improve and advance the healthcare delivery system in the markets we serve. For more information, please visit www.tenethealth.com.

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Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, uncertainties about the timing or amount of the proposed offering, whether the offering will be completed, the expected purposes of the offering and the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2018, Form 10-Q for the quarterly period ended June 30, 2019 and other filings with the Securities and Exchange Commission.